          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1999
                                                      REGISTRATION NO. 333-74953

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                         REALTY INFORMATION GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    7375                                   52-1543845
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

                            ------------------------

                             7475 Wisconsin Avenue
                            Bethesda, Maryland 20814
                                 (301) 215-8300
  (Address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                               ANDREW C. FLORANCE
                     President and Chief Executive Officer
                         Realty Information Group, Inc.
                             7475 Wisconsin Avenue
                            Bethesda, Maryland 20814
                                 (301) 215-8300
  (Address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------


                                   COPIES TO:

             WILLIAM R. GALEOTA, ESQ.                           BRUCE S. MENDELSOHN, ESQ.
             MICHAEL K. ISENMAN, ESQ.                              PAUL A. BELVIN, ESQ.
                  SHEA & GARDNER                        AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
         1800 MASSACHUSETTS AVENUE, N.W.                     1333 NEW HAMPSHIRE AVENUE, N.W.
              WASHINGTON, D.C. 20036                              WASHINGTON, D.C. 20036
                  (202) 828-2000                                      (202) 887-4000
               FAX: (202) 828-2195                                 FAX: (202) 887-4288


                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after effectiveness of the Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are as follows:


Securities and Exchange Commission registration fee.........  $   22,923
National Association of Securities Dealers, Inc. filing
  fee.......................................................       8,746
Nasdaq National Market listing fee..........................      17,500
Legal fees and expenses.....................................     275,000
Accountants' fees and expenses..............................     100,000
Printing and engraving expenses.............................     200,000
Transfer Agent and Registrar fees and expenses..............       2,500
Miscellaneous...............................................     373,331
                                                              ----------
  Total.....................................................  $1,000,000
                                                              ==========


     The Registrant will bear all of the foregoing fees and expenses.

     The foregoing, except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee, are estimates.

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Registrant's Certificate of Incorporation provides that the Registrant shall, subject to certain limitations, indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

     Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant's Certificate of Incorporation includes a provision which eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In the three years preceding the filing of this Registration Statement, the Company sold the following securities that were not registered under the Securities Act:

     1. On April 6, 1996, RIGLP, a limited partnership which previously operated the business of the Company, acquired all of the assets of Chicago ReSource Inc. from Law Bulletin Publishing Company in exchange for 114,640.55 limited partnership units valued nominally at $10.45 per unit. ReSource was a real estate information provider in the Chicago, Illinois area. These units were issued for investment purposes. The issuance of such units was effected in reliance on the exemption from registration under Section 4(2) of the Securities Act.

     2. On June 30, 1996, RIGLP issued to David Schaffel, a vice president of RIGLP, 10,000 limited partnership units following Mr. Schaffel's exercise of an option to acquire such units. In connection with the exercise of such units, Mr. Schaffel received a loan of $50,000 from the partnership, which was utilized for the payment of the exercise price. Such loan is being forgiven over a three year period. These units were purchased for investment purposes. The issuance of such units was effected in reliance on the exemption from registration under Section 4(2) of the Securities Act and Rule 701.

     3. During June through October 1996, RIGINC, the general partner of RIGLP, issued 45,749, 12,200, 871, 1,743, 3,486 and 871 shares to Michael R. Klein (the
Chairman of RIGINC), David Bonderman (a Director of RIGINC), Andrew C. Florance (the President and a Director of RIGINC), Colden L. Florance (the father of Andrew C. Florance), John D. White and John Teeger (the President of Founders Equity, Inc.), respectively, for $11.48 per share. On December 3, 1996, RIGLP was further capitalized with the issuance of (i) 60,229.762 limited and general partnership units to RIGINC, its general partner, in exchange for $745,000 (the amount raised by RIGINC through the share issuances described in the preceding sentence), (ii) 4,042.266 limited partnership units to Roy V. Fabry (Mr. Klein's brother-in-law) in exchange for $50,000, (iii) 85,650.062 limited partnership units issued to Founders/RIG, L.L.C. in exchange for $1.0 million, (iv) 234,451.424 limited partnership units issued to RIG Holdings, L.L.C. (see "Certain Transactions"), in exchange for $2.9 million, and (v) an aggregate of 22,283.452 limited partnership units issued to Law Bulletin Publishing Company and certain of its affiliates in exchange for $275,646. These units and shares were purchased for investment purposes. The issuance of such units and shares was effected in reliance on the exemption from registration under Section 4(2) of the Securities Act.


     4. On March 1, 1997, RIGLP acquired 99.3% of the stock of NMS, Inc. from Craig Brown, Kerin Garrett, Nella Shapiro and James D. Carr, the owners of 99.3% of the stock of NMS, Inc. in exchange for 1,786, 1,429, 365 and 11,130 limited partnership units, respectively (valued nominally at $14.00 per unit). NMS, Inc. was a real estate information provider in the San Francisco, California area. These units were purchased for investment purposes. The issuance of such units was effected in reliance on the exemption from registration under Section 4(2) of the Securities Act.



     5. On May 12, 1997, RIGINC acquired 21,428 limited partnership units of RIGLP in exchange for $300,000. Simultaneously, RIGINC issued to Andrew C. Florance, its President, Chief Executive Officer and a director, 21,428 shares in full payment of deferred compensation of $300,000 owed to Mr. Florance. These units were purchased for investment purposes. The issuance of such units was effected in reliance on the exemption from registration under Section 4(2) of the Securities Act.


     6. On July 7, 1998, the Company issued 5,754,017 shares of Common Stock to the limited partners of RIGLP and the stockholders of RIGINC. The Company received as consideration all of the outstanding equity interests of these entities at a ratio of 3.03 shares of Common Stock for each RIGLP unit or RIGINC Share. The shares of Common Stock obtained by limited partners of RIGLP and stockholders of RIGINC upon the exchange of their units and shares continued to be held for investment purposes, The issuance of such shares was effected in reliance on the exemption from registration under Section 4(2) of the Securities Act.

     7. On August 14, 1998, the Company acquired C Data Services, Inc. ("Core") through a transaction in which John G. Redford, Keenan L. Reiney and Stuart Schube (the shareholders and representative of Core) received 93,530 shares of Common Stock and approximately $9,000 in cash. These shares were purchased for investment purposes. The issuance of these shares was effected in reliance on the exemption from registration under Section 4(2) of the Securities Act.

     8. On January 8, 1999, the Company acquired LeaseTrend, Inc., through a transaction in which Blue Chip Capitol Fund Limited Partnership, Keith D. Sant, and trusts established by Fred A. Heitzman III and Gregory Benkert (the shareholders of LeaseTrend) received 566,671 shares of Common Stock and $4.5 million in cash. The shares were purchased for investment purposes. The issuance of these shares was effected in reliance on the exemption from registration under Section 4(2) of the Securities Act.


     9. On January 22, 1999, the Company acquired Jamison Research, Inc., in a transaction in which Henry D. Jamison IV, Leslie Lees Jamison, The Church of the Apostles of Atlanta and David P. Evemy (the shareholders of Jamison Research and their assignees) received 448,031 shares of Common Stock and $5,284,000 in cash. These shares were purchased for investment purposes. The issuance of these shares was effected in reliance on the exemption from registration under Section 4(2) of the Securities Act.

     No underwriters were involved in any of the foregoing sales of securities

     Explanatory Note: Shares of RIGINC were split 1,000:928 effective on January 7, 1997.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS -- See Index to Exhibits.

     (b) Financial Statement Schedules are not required.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on the 30th day of April, 1999.


                                      REALTY INFORMATION GROUP, INC.

                                      By: /s/
                                         ---------------------------------------
                                               Andrew C. Florance
                                           Chief Executive Officer and
                                                    President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.



                     SIGNATURE                                   CAPACITY                   DATE
                     ---------                                   --------                   ----

*                                                    Chairman of the Board             April 30, 1999
---------------------------------------------------
                 Michael R. Klein

/s/                                                  Chief Executive Officer and       April 30, 1999
---------------------------------------------------    President, and a Director
                Andrew C. Florance                     (Principal Executive Officer)

/s/                                                  Chief Financial Officer (Chief    April 30, 1999
---------------------------------------------------    Financial and Accounting
                 Frank A. Carchedi                     Officer)

*                                                    Director                          April 30, 1999
---------------------------------------------------
                  David Bonderman

*                                                    Director                          April 30, 1999
---------------------------------------------------
                  Warren H. Haber

*                                                    Director                          April 30, 1999
---------------------------------------------------
                    John Simon

*                                                    Director                          April 30, 1999
---------------------------------------------------
              Lanning Macfarland III

*By: /s/
     ---------------------------------------------
                 Frank A. Carchedi
                 Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT
  NO.                                   DESCRIPTION
-------                                 -----------
  1.1*     --   Form of Underwriting Agreement.
  2.1      --   Acquisition and Reorganization Agreement by and among Realty
                Information Group, Inc. and LeaseTrend, Inc. and the
                Shareholder of LeaseTrend, Inc. dated January 8, 1999
                (Incorporated by reference to Exhibit 2.1 to the report of the Registrant on Form 8-K (File No. 0-24531) filed with the
                Commission on January 22, 1999).
  2.2      --   Agreement and Plan of Merger between LeaseTrend, Inc. and
                LTI Acquisition Corp. dated January 8, 1999 (Incorporated by reference to Exhibit 2.2 to the report of the Registration on Form 8-K (File No. 0-24531) filed with the Commission on
                January 22, 1999).
  2.3      --   Agreement and Plan of Merger by and among Realty Information
                Group, Inc., Jamison Research, Inc., Henry D. Jamison IV and
                Leslie Lees Jamison dated January 6, 1999 (Incorporated by reference to Exhibit 2.3 to the report of the Registrant on
                Form 8-K (File No. 0-24531) filed with the Commission on
                February 2, 1999).
  2.4      --   Amendment to Agreement and Plan of Merger by and among
                Realty Information Group, Inc., Jamison Research, Inc.,
                Jamison Acquisition Corp., Henry D. Jamison IV and Leslie
                Lees Jamison dated January 14, 1999 (Incorporated by
                reference to Exhibit 2.4 to the report of the Registrant on
                Form 8-K (File No. 0-24531) filed with the Commission on
                February 2, 1999).
  3.1      --   Restated Certificate of Incorporation (Incorporated by
                reference to Exhibit 3.1 to Amendment No. 4 to the
                Registration Statement on Form S-1 of the Registrant (Reg.
                No. 333-47953) filed with the Commission on June 30, 1998
                (the "1998 Form S-1")).
  3.2      --   Amended and Restated By-Laws (Incorporated by reference to
                Exhibit 3.2 to the 1998 Form S-1).
  4.1      --   Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the 1998 Form S-1).
  5.1**    --   Opinion of Shea & Gardner.
 10.1      --   Realty Information Group, Inc. 1998 Stock Incentive Plan
                (Incorporated by reference to Exhibit 10.1 to the 1998 Form
                S-1).
 10.2      --   Employment Agreement for Andrew C. Florance (Incorporated by
                reference to Exhibit 10.2 to the 1998 Form S-1).
 10.3      --   Employment Agreement for Frank A. Carchedi (Incorporated by
                reference to Exhibit 10.3 to the 1998 Form S-1).
 10.4      --   Employment Agreement for David M. Schaffel (Incorporated by
                reference to Exhibit 10.4 to the 1998 Form S-1).
 10.5      --   Employment Agreement for Curtis M. Ricketts (Incorporated by
                reference to Exhibit 10.5 to the 1998 Form S-1).
 10.6*     --   Employment Agreement for Fred A. Heitzman III.
 10.7      --   Registration Rights Agreement (Incorporated by reference to
                Exhibit 10.7 to the 1998 Form S-1).
 21.1*     --   Subsidiaries of the Company.
 23.1*     --   Consent of Ernst & Young LLP, Independent Auditors.
 23.2**    --   Consent of Shea & Gardner (Contained in Exhibit 5.1).
 24.1      --   Powers of Attorney (Included in the Signature Pages to the
                Registration Statement).
 27  *     --   Financial Data Schedule.


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 * Previously filed


** Filed herewith